 EX‑33.2

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National Cooperative Bank

MANAGEMENT'S ASSERTION ON COMPLIANCE WITH APPLICABLE SERVICING CRITERIA PURSUANT TO ITEM 1122 OF REGULATION AB

1. Management of the National Cooperative Bank, N.A., formerly NCB, FSB, (“NCB”, the “Company”, or the “Bank”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB of the Securities and Exchange Commission (“SEC”) relating to the servicing of asset-backed securities transactions conducted by the Bank (the “Platform”) as of and for the year ended December 31, 2016 (the “Reporting Period”). Appendix A identifies the individual asset-backed transactions and securities defined by management as constituting the Platform;

2. Except as set forth in paragraph 3 below, NCB used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

3. The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix B hereto are inapplicable to NCB based on the activities it performed with respect to the Platform for the Reporting Period;

4. During the Reporting Period, there were no adjustments to interest rates or rates of return for pool assets with variable rates, therefore NCB did not perform any servicing activities related to criteria 1122(d)(4)(ix) as of and for the year ended December 31, 2016.

5. With respect to servicing criteria 1122(d)(4)(xi), the Bank has engaged various vendors to perform the activities required by these servicing criteria. Management has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by the SEC’s Compliance & Disclosure Interpretation 200.06, Vendors Engaged by Servicers (“C&DI 200.06”), formerly Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations. As permitted by C&DI 200.06, management asserts that it has policies and procedures in place designed to provide reasonable assurance that the vendor’s activities comply in all material respects with the servicing criteria applicable to each vendor. Management is not aware of any material deficiencies in such policies and procedures or any material instances of non- compliance of the servicing criteria as relates to NCB by such vendors. Management is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criteria.

6. NCB has complied, in all material respects, with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB, as of December 31, 2016 and for the Reporting Period with respect to the Platform taken as a whole;

7. Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on NCB’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

National Cooperative Bank, N.A.

February 1, 2017

/s/ Kathleen Luzik

Kathleen Luzik

Chief Operating Officer

/s/ Casey Fannon

Casey Fannon

Chief Lending Officer

Appendix A to Management’s Assertion

Individual Investors for which National Cooperative Bank, N.A. Performed Servicing Activities

Investor #	Pool Description	Investor #	Pool Description
363	CSFB 2000 PS4	407	WFCM 2016 C33
372	MSDW 2002 IQ3	408	WFCM 2016 C35
373	CSFB 2003 CPN1	409	WFCM 2016 LC24
374	CSFB 2003 C3	410	WFCM 2016 C36
375	MSCI 2003 IQ6	411	WFCM 2016 LC25
376	CSFB 2004 C1
377	MSCI 2004 IQ7
378	CSFB 2004 C4
379	MSCI 2005 IQ9
380	CSFB 2005 C3
381	CSFB 2005 C5
382	MSCI 2005 IQ10
383	CSFB 2006 C1
384	MSCI 2006 IQ11
385	CSMC 2006 C4
386	MSCI 2007 IQ13
387	CSFB 2007 C4
388	MSCI 2007 IQ16
389	WFBRBS 2013 C12
391	WFBRBS 2013 C13
392	WFBRBS 2013 C15
393	WFBRBS 2013 C16
394	WFBRBS 2013 C18
395	WFBRBS 2013 C19
396	WFBRBS 2014 C20
397	WFBRBS 2014 C21
398	WFBRBS 2014 C22
399	WFBRBS 2014 C23
400	WFCM 2014 LC18
401	WFCM 2015 C26
402	WFCM 2015 C29
403	WFCM 2015 C30
404	WFCM 2015 LC22
405	WFCM 2015 NXS3
406	WFCM 2016 C32

APPENDIX B

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by NCB	Performed by Vendor(s) for which NCB is the Responsible Party	Performed by subservicer(s) or vendor(s) for which NCB is NOT the Responsible Party	NOT performed by NCB or by subservicer(s) or vendor(s) retained by NCB
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.				X
1122(d)(1)(iv)

A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

X
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X
Cash Collection and Administration
1122(d)(2)(i)

Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements.

X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)

Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

X
1122(d)(2)(iv)

The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

X1
1122(d)(2)(v)

Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of §240.13k-1(b)(1) of this chapter.

X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset- backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations: (A) Are mathematically accurate; (B) Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) Are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X
Investor Remittances and Reporting
1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) Provide information calculated in accordance with the terms specified in the transaction agreements; (C) Are filed with the Commission as required by its rules and regulations; and (D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.				X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.				X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.				X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.				X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)

Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

X
1122(d)(4)(v)	The servicer's records regarding the pool assets agree with the servicer's records with respect to an obligor's unpaid principal balance.	X
1122(d)(4)(vi)

Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-aging's) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

X
1122(d)(4)(vii)

Loss mitigation or recovery actions (e.g. forbearance plans, modifications and deeds in lieu of foreclosure, foreclosure and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the a transaction agreements.

X
1122(d)(4)(viii)

Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent pool assets including, for example, phone   calls,   letters   and   payment   rescheduling  plans in cases where delinquency is deemed temporary (e.g.,  illness or unemployment).

X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts) See following: (A) Such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) Interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) Such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xi)

Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

		X	X
1122(d)(4)(xii)

Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

X
1122(d)(4)(xiii)

Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a) (1) through (3) or Item 1115 of this Regulation AB, is maintained as set forth in the transaction agreements.				X

1 During the Reporting Period, there were no cash reserve accounts or accounts established as a form of over collateralization that were separately maintained according to transaction agreements, therefore the Bank did not perform any servicing activities related to these types of accounts as part of criteria 1122(d)(2)(iv).